Exhibit 10.1

MESA LABORATORIES, INC.

PERFORMANCE SHARE AGREEMENT
(Pursuant to the 2014 Equity Plan)

Version 1.0

Mesa Laboratories, Inc. (the “Company”) hereby agrees to award to the recipient named below (the “Recipient”) performance share units over the number of shares of Common Stock, of the Company (the “Shares”) set forth below as the “Target Award” (the “Award”) in accordance with and subject to the terms, conditions and restrictions of this Performance Share Agreement, together with Appendix A and the Performance Share Agreement, the “Agreement”). The Award shall settle as Shares, but until such settlement, the Award will be denominated in performance share units. The Shares awarded will be released to the Recipient on the date set forth below (“Release Date”) if the conditions described in this Agreement are satisfied. Such Award will be made under the terms of The Mesa Laboratories, Inc. 2014 Equity Plan (the “Plan”).

Name of Recipient:
Target Award:	xxxx shares
Award Date:	June 10, 2019

The following dates are applicable for this Award:

Performance Period:	April 1, 2019 through March 31, 2022
Service Period:	June 15, 2022
Performance Certification Date:	June 10, 2022
Release Date:	June 15, 2022

Performance Criteria: The performance criteria shown in Appendix A must be met for Shares to be released pursuant to an Award under this Agreement. The number of Shares that may be released on the Release Date shall be determined based upon the Target Award and the schedule shown in Appendix A.

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)

General Conditions. This Award is in the form of performance share units that settle in Shares at the Release Date. If all of the conditions set forth in this Agreement are satisfied, the Shares will be released to the Recipient as soon as administratively possible on or following the Release Date. If these conditions are not satisfied, the Award shall be forfeited. Capitalized terms in this Agreement refer to defined terms in the Plan, except as otherwise defined herein.

(a)                 Continuous Employment. Except as provided in Section 3, the Shares shall be released on the Release Date only if the Recipient is continuously employed by the Company until the Release Date.

(b)                 Performance Conditions. The Shares shall be issuable only if (and to the extent) that the Performance Criteria, set forth herein, are satisfied during the Performance Period. The Controller of the Company and the Compensation Committee of the Board of Directors of the Company shall certify whether, and to what extent, the Performance Criteria have been achieved. If the minimum performance is not met, no Shares shall be issued and the Award shall be forfeited.

(c)     In the event of any conflict between the terms and conditions stated in this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern.

(2)

Shares, Dividends and Voting Rights. As soon as administratively practicable following the Release Date, or as otherwise provided in Section 3 below, the number of Shares determined based on the Performance Criteria shall be issued to the Recipient, provided all conditions set forth in Section 1 above are satisfied. All Awards shall be settled in Shares.

Prior to the Release Date, the Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares. In addition, prior to the Release Date, the Recipient shall not be entitled to receive dividends, dividend equivalents and shall not have any other rights with respect to the Shares.

(3)	Employment Events.

(a)      If any of the employment events listed below occur prior to the Release Date, the terms of this subparagraph shall apply. The following table describes the result depending on the reason for the Recipient’s termination of employment, or other employment event, and the timing of the same. In the event of the Recipient’s termination of employment prior to the Release Date for reasons other than those set forth below, the Award shall be forfeited.

Event	During the Performance Period	During the Service Period

The services of the Recipient as an employee, director, or officer of the Company or a Subsidiary shall be terminated (otherwise than by reason of death, disability or cause) and employee signs a release of all claims and, if requested, an agreement on confidentiality and competition.

●         Awards held less than 12 months from the Award Date are forfeited.

●         For Awards held at least 12 months from the Award Date, such recipient shall be entitled to retain a prorated number of Shares subject to the Award if such Shares have been earned (calculated at the lesser of the value of the Target Award or the value based upon the results of the actual performance criteria), unless otherwise specified at the time of grant. Shares will be prorated based on the number of whole and partial calendar months of service during the Performance Period through the date of termination of employment, with any partial calendar months equaling a whole calendar month. The number of Shares earned are issued and released on the Release Date. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

●         If all requirements met, earned Shares are released on the Release Date. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

Employment with the Company or an Affiliate terminates because of death

●       The Recipient’s estate shall receive shares equal to the value of the Target Award.  The value shall be determined based on the closing price of the Shares on the date of the Recipient’s death and shall be issued within 90 days after the Recipient’s death.

●        If Shares have been issued, the Shares shall be released to the Recipient’s estate within 90 days after the Recipient’s death.

●        If Shares have not been issued, the Recipient’s estate shall receive the Shares earned and the Shares shall be released to the Recipient’s estate within 90 days after the Recipient’s death.

Event	During the Performance Period	During the Service Period
Employment with the Company or a Subsidiary terminates because of Disability

●        Recipient shall receive a prorated number of Shares subject to the Award if such Shares have been earned (calculated at the value of the Target Award), unless otherwise specified at the time of grant. Shares will be prorated based on the number of whole and partial calendar months of service during the Performance Period through the date of termination of employment, with any partial calendar months equaling a whole calendar month. The number of Shares earned are issued and released on the Release Date. If required by Section 409A of the Internal Revenue Code, Shares may not be released to specified employees until at least six months following termination of employment.

● Issue and/or release Shares earned on the Release Date

The services of the Recipient’s employment is terminated for cause while employed by the Company or a Subsidiary.

For purposes of this Section 3, the term “cause” shall include only the following acts committed by the Recipient while employed by the Company or a subsidiary (a) any act of personal dishonesty taken by the Recipient in connection with the Recipient’s responsibility as an employee and intended to result in personal enrichment to Recipient; (b) conviction of a felony or a crime other than a misdemeanor; (c) negligent conduct endangering, or likely to endanger, the health or safety of another employee; (d) the Recipient’s continued neglect of duties; (e) repeated failure to follow lawful instructions of the Chief Executive Officer or the Board of Directors that does, or reasonably could be materially and demonstrably injurious to the Company, (f) commission of theft, a material act of dishonesty or fraud, intentional falsification of employment or company records, or a criminal act that materially impairs the Recipient’s ability to perform its duties; (g) misconduct, including violation of the Company’s employment policies, that is material and demonstrably injurious to the Company; or (h) purposely falsifying or misrepresenting information on Company’s records.

● All unvested Awards shall be immediately canceled, in addition to any other remedy which the Company may have.	● If prior to the Release Date, all Shares shall be immediately canceled, in addition to any other remedy which the Company may have.

(4)	Acceptance of Agreement. The Recipient shall indicate his or her acceptance of this Agreement, including any Power of Attorney, if requested and in the method directed by the Company.

(5)	Adjustments upon Change in Capital Structure. Changes in Capital Structure will be treated in accordance with Article 14 of the Plan.

(6)

Notices. Each notice relating to this Award shall be in writing. All notices to the Company shall be addressed to the Secretary, Mesa Laboratories, Inc., 12100 W. 6th Avenue, Lakewood, Colorado, 80228. All notices to the Recipient shall be addressed to the address of the Recipient on file with the Company or the Participant’s Company provided email address.

(7)	Responsibility for Taxes.

(a)      Irrespective of any action taken by the Company or the Employer, the Recipient hereby acknowledges and agrees that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (“Tax-Related Items”), is and remains the responsibility of the Recipient or the Recipient’s estate (as applicable) and may exceed the amount actually withheld by the Company or the Employer. The Recipient acknowledges and understands that the requirements with respect to the Tax-Related Items may change from time to time as applicable laws or interpretations change.

(b)      Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Recipient authorizes the Company, the Employer, and their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items withholding obligations by one or a combination of the following:

(1)

withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer, or any other payment of any kind otherwise due to the Recipient by the Company and/or the Employer; or

(2)

withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf pursuant to this authorization without further consent).

(c)      In addition, the Recipient may pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Recipient’s participation in the Plan. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.

(d)      The Recipient further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement or release of the Award, the issuance of Shares upon settlement or release of the Award, the subsequent sale of Shares acquired pursuant to such settlement or release and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Recipient is subject to tax in more than one jurisdiction, the Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. For Recipients who are International Service Associates or covered by another international service policy, all Tax-Related Items remain the Recipient’s responsibility, except as expressly provided in the Company’s International Service Policy and/or Tax Equalization Policy (if any).

(8)

Compensation Committee. The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Compensation Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the Award of Shares made hereby, the Compensation Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such Award; and (b) this Agreement and the Award shall not affect in any way the right of the Company to terminate or change the employment of the Recipient.

(9)

Prohibited Activities. In the event Recipient engages in a “Prohibited Activity” (defined below ), at any time during the term of this Agreement, or within one year after termination of the Recipient’s employment from the Company, or within one year after the Release Date, whichever occurs latest, the Shares shall be forfeited and, if applicable, any profit or gain associated with the Shares shall be forfeited and repaid to the Company.

Prohibited Activities are those activities listed and defined in the Recipient’s signed Confidentiality, Non-Compete and Non-Solicitation Agreement (dated April 12, 2018) which include provisions on Confidentiality, Restriction on Competition and Solicitation, Employee Piracy, Reasonable Restriction, Inventions, No Conflict with Prior Employment, and General Provisions.

(10)

Modification of Agreement. If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(11)

Data Privacy. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.

The Recipient understands that the Company and any Affiliate may hold certain personal information about the Recipient, including but not limited to his or her name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Awards or any other entitlements to shares of stock awarded, cancelled, vested, unvested, or outstanding in the Recipient’s favor (“Data”), for the exclusive purpose of implementing, administering or managing the Plan. Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law. Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Recipient. The Recipient hereby provides explicit consent to the Company and any Affiliate to process any such Data.

The Recipient understands that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Recipient understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Recipient authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Recipient understands that he or she is providing the consents herein on a purely voluntary basis. If the Recipient does not consent, or if the Recipient later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Recipient’s consent is that the Company would not be able to grant the Recipient Awards or other equity awards or administer or maintain such awards. Therefore, the Recipient understands that refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact his or her local human resources representative.

(12)	Nature of Award. In accepting the Award, the Recipient acknowledges, understands and agrees that:

(a)      the Plan is established voluntarily by the Company, it is discretionary in nature and the Company can amend, modify, suspend, cancel or terminate it at any time, to the extent permitted under the Plan;

(b)      this Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;

(c)      all determinations with respect to any future awards, including, but not limited to, the times when awards are made, the number of Shares, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Compensation Committee;

(d)      participation in this Plan or program is voluntary;

(e)      this Award and the underlying Shares, and any income derived therefrom are not paid in lieu of and are not intended to replace any compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement or welfare benefits or similar payments;

(f)      for purposes of the Award, the Recipient’s employment or service relationship will be considered terminated as of the date the Recipient is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Recipient’s right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Recipient’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively providing services for purposes of the Award (including whether the Recipient may still be considered to be providing services while on a leave of absence);

(g)      the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)      no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Recipient’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and in consideration of the grant of the Award to which the Recipient is otherwise not entitled, the Recipient irrevocably agrees never to institute any claim against the Company, the Employer or any Affiliate; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Recipient shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(i)      the Award and the Recipient’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Affiliate and shall not interfere with the ability of the Company or any Affiliate, as applicable, to terminate the Recipient’s employment or service relationship (if any); and

(j)      if the Recipient is providing services outside the United States, the Recipient acknowledges and agrees that neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Recipient pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

(13)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan, or the Recipient’s acquisition or sale of the underlying Shares. The Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(14)

Entire Agreement; Severability. The Plan and this Agreement set forth the entire understanding between the Recipient, the Company, and any Affiliate regarding the acquisition of the Shares and supersedes all prior oral and written agreements pertaining to this Award. If all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Recipient and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect.

(15)

Governing Law and Venue. This Award and this Agreement has been made in and shall be governed by, construed under and in accordance with the laws of the State of Colorado, United States of America, without regard to the conflict of law provisions, as provided in the Plan. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Colorado or the Colorado Superior Court. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

(16)

Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Recipient understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Recipient agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Recipient’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(17)

Language. If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(18)

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(19)

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Recipient’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(20)

Waiver. The Recipient acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Recipient or any other Recipient.

(21)

Insider Trading Restrictions/Market Abuse Laws. The Recipient acknowledges that the Recipient may be subject to insider trading restrictions and/or market abuse laws, which may affect the Recipient’s ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Awards) under the Plan during such times as the Recipient is considered to have “inside information” regarding the Company (as defined by the laws in the Recipient’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Recipient acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Recipient is advised to speak to his or her personal advisor on this matter.

Mesa Laboratories, Inc.

Authorized Signature

I hereby accept the above Award in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that I have read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If I do not do so prior to August 15, 2018, then the Company may declare the Award null and void at any time. Also, in the unfortunate event that death occurs before this Agreement has been accepted, this Award will be voided, which means the Award will terminate automatically and cannot be transferred to my heirs pursuant to my will or the laws of descent and distribution.

Name:		8

Authorized Signature

Power of Attorney

This Power of Attorney shall not apply if the Recipient becomes an Executive Officer or a Reporting Officer under Section 16 of the Securities Exchange Act of 1934.

The Recipient, by electing to participate in the Plan and accepting the Agreement, does hereby appoint as attorney-in-fact, the Company, through its duly appointed representative, as the Recipient’s true and lawful representative, with full power and authority to do the following:

(i)

To direct, instruct, authorize and prepare and execute any document necessary to have Fidelity (or any successor broker designated by the Company) sell on the Recipient’s behalf a set percentage of the Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(ii)

To direct, instruct, authorize and prepare and execute any document necessary to have the Company and/or Fidelity (or any successor broker designated by the Company) use the Recipient’s bank and/or brokerage account information and any other information as required to effectuate the sale of Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(iii)	To take any additional action that may be necessary or appropriate for implementation of the Plan with any competent taxing authority; and

(iv)	To constitute and appoint, in the Recipient’s place and stead, and as the Recipient’s substitute, one representative or more, with power of revocation.

The authority set forth herein to sell Shares shall not be valid if the Recipient or the Company notifies Fidelity that the Recipient is unable to trade in Company securities due to trading restrictions pursuant to the Company’s Insider Trading Policy or applicable securities laws.  The Recipient hereby ratifies and confirms as his or her own act and deed all that such representative may do or cause to be done by virtue of this instrument.

APPENDIX A

MESA LABORATORIES, INC.

FY20 Performance Share Unit Plan

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